EXHIBIT 12
              BellSouth Telecommunications Inc.
          Computation Of Earnings To Fixed Charges
                    (Dollars In Millions)




                                              For the Six
                                              Months Ended
                                                June 30,
                                                  1996
1. Earnings

   (a) Income from continuing operations
before deductions for taxes and interest         $1,944

   (b) Portion of rental expense
representative of interest factor                    30

     TOTAL                                       $1,974

2. Fixed Charges

   (a) Interest                                    $283

   (b) Portion of rental expense
representative of interest factor                    30

     TOTAL                                         $313

   Ratio (1 divided by 2)                           6.3